Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-174247) on Form S-3 and the Registration Statements (Nos. 333-76102; 333-127447, 333-139737; 333-161259; 333-174250) on Forms S-8 of Technical Communications Corporation of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern dated June 21, 2019, on our audit of the consolidated financial statements of Technical Communications Corporation and Subsidiary as of September 29, 2018 and for the year then ended, included in this Annual Report on Form 10-K of Technical Communications Corporation for the year ended September 29, 2018.

/s/ CohnReznick LLP

Boston, Massachusetts

June 21, 2019